                                                Filed Pursuant to Rule 424(b)(3)
                                                              File No. 333-95753

                                  SYBASE, INC.

                          SUPPLEMENT DATED MAY 20, 2002
                        TO PROSPECTUS DATED JUNE 26, 2000

         The purpose of this Supplement dated May 20, 2002, is to correct certain information contained in the table under the heading "Selling Stockholders" on pages 17 through 20 of the Prospectus dated June 26, 2000, as supplemented on August 21, 2000, December 14, 2000, February 20, 2001, June 21, 2001 August 27, 2001 and January 8, 2002. A copy of the Prospectus has been attached to this Supplement. Our common stock is listed on the New York Stock Exchange under the symbol "SY." On May 19, 2002, the last sale price of our common stock was $13.90 per share.

         The information included in the last prospectus supplement dated January 8, 2002 inadvertently omitted information regarding 221,681 shares of common stock of Sybase, Inc. covered by the Prospectus ("Shares") held by InteliData Technologies Corporation, which Shares are subject to outstanding warrants that are currently exercisable. Accordingly, the information regarding InteliData is modified as set forth below.

                                                                              Shares Of
                                                  Shares Of Common Stock     Common Stock     Shares Of Common Stock
                                                    Beneficially Owned     Offered By This      Beneficially Owned
              Selling Stockholder                 Prior To This Offering    Prospectus (1)   After This Offering (2)
                                                  ----------------------                     -----------------------
                                                    Number      Percent                        Number       Percent


InteliData Technologies Corporation (2)             222,681        *           222,681             --           --

*  Less than 1%

(1)  Assumes that all shares offered under the Prospectus will be sold.

(2) Consists of shares subject to outstanding warrants, all of which warrants are currently exercisable.

              This Supplement to Prospectus is dated May 20, 2002.